FOR IMMEDIATE RELEASE

New York REIT Inc. Celebrates Listing on the NYSE with Opening Bell Ceremony

New York, New York, April 22, 2014 – New York REIT, Inc. (“NYRT” or the “Company”) (NYSE: NYRT) announced today that Chairman and CEO, Nicholas S. Schorsch and President, Michael Happel, along with members of its executive management team will ring The Opening Bell® this morning at the New York Stock Exchange (the “NYSE”) at 9:30 a.m. ET.

The ceremonial ringing of the bell commemorates the Company’s recent listing on April 15, 2014, when the Company’s common stock began trading on the NYSE under the ticker symbol "NYRT".

Since the Company’s inception in September, 2010, NYRT has built a portfolio of 23 high-quality properties, 100% located in New York City. As of December 31, 2013, NYRT’s portfolio consisted of 90% office and retail assets with approximately 3.1 million rentable square feet, an average occupancy of 94.2% and an average remaining lease term of 10.2 years. With an investment grade quality balance sheet, sector-leading growth opportunities and an experienced and proven management team, NYRT is uniquely positioned to take advantage of market opportunities and is well-positioned for future growth and value creation.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused real estate investment trust that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135